EXHIBIT 11


                           IPI, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (In Thousands, Except Per Share Amounts)

                                                             Three Months Ended      Six Months Ended
                                                                    May 31,               May 31,
                                                             -------------------    -------------------
                                                              2000        1999        2000        1999
                                                              ----        ----        ----        ----
Net Income                                                   $  555      $  545      $  721      $  919

Weighted average number of issued shares outstanding          4,859       4,734       4,835       4,734
Shares used in computation of basic earnings per
     common stock                                             4,859       4,734       4,835       4,734
                                                             ======      ======      ======      ======

Dilutive effect of outstanding stock options and
     stock warrants after application of treasury stock
     method                                                       0           0           0           0
                                                             ------      ------      ------      ------
Common and common equivalent shares
     outstanding-diluted                                      4,859       4,734       4,835       4,734
                                                             ======      ======      ======      ======
Basic and diluted earnings per common share                  $  .11      $  .12      $  .15      $  .19
                                                             ======      ======      ======      ======


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